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                                                                    EXHIBIT 99.1

        AMI SEMICONDUCTOR ANNOUNCES INCREASED PENETRATION INTO REAL WORLD
                     APPLICATIONS FOR THE AUTOMOTIVE MARKET


           COMPANY CONTINUES GROWTH TREND IN BODY AND VEHICLE CONTROL

POCATELLO, IDAHO (OCTOBER 17, 2003) - AMIS Holdings, Inc., (Nasdaq: AMIS) parent company of AMI Semiconductor, Inc., announces the Company's increased penetration into real world applications for the automotive market focusing on body and vehicle control.

In fiscal year 2002, AMIS recorded total pro forma automotive sales of $100.5 million or approximately 25 percent of total revenue. For the first six months of FY2003 the company has recorded automotive sales of $56.6 million, which is approximately a 16 percent increase from the same period in the previous year.

The European automotive market represented 52 percent of the total revenue in FY2002 followed by North America with 30 percent and the remaining 18 percent coming from other regions. AMIS sees the trend for 2003 to be consistent with the growth in the European and American automotive sectors.

For the first six months of 2003, the largest demand was for body and vehicle control applications accounting for 42 percent of total revenue, while AMIS also had strong chip demand for driver information applications, which contributed 33 percent. Powertrain and safety and convenience applications were 15 percent and 6 percent, respectively.

"Our high voltage processes and sensor interface capabilities continue to enable us to grow in our target applications within the automotive market," stated Bob Klosterboer, senior vice president of integrated mixed-signal products. "We look
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forward to continuing to provide high quality, versatile semiconductor solutions that enable next generation applications for our automotive customers."

ABOUT AMI SEMICONDUCTOR

AMI Semiconductor (Nasdaq: AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal semiconductor products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers in the automotive, medical and industrial markets with optimal value, quick time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.